AGREEMENT


   This Agreement, made and entered into as of August 2, 2005 by and between Cross Atlantic Commodities, Inc., 245 Park Avenue, 39th Floor, New York, New York 10167, (hereinafter referred to as "Cross Atlantic"), and Victoria Coffees Company (U) Limited, Plot 6, 3rd Street, Industrial Area, P.O. Box 25696, Kampala Uganda, (hereinafter referred to as "Victoria").

Recitals:

1. Victoria is engaged in the processing and sale of certain commodities in the country of Uganda, including but not limited to, coffee, cocoa, and tea.

2. Cross Atlantic is engaged in the business of the purchase of these certain commodities of the type and quantity sold by Victoria for distribution in North America.

3. The parties have agreed to enter into a purchase and sale agreement, the terms of which are set forth herein, concerning the sale of certain commodities by Victoria to Cross Atlantic (the "Agreement").

   Now, therefore, for good and valuable consideration, the parties do hereby covenant and agree as follows:

   A. Purchase and Sale of Arabica Coffee Beans. Victoria agrees to sell and Cross Atlantic agrees to purchase coffee beans, the specifications of which would be set forth in a purchase order submitted and sent to Victoria by Cross Atlantic subject to Victoria's acceptance under the terms and specifications set forth in said purchase order. The shipping schedule relative to the sale and purchase as set forth above from Kampala, Uganda for the first year of the Agreement is as follows:

   i.   5 containers during the week of October 17, 2005.

   ii.  5 containers during the week of November 14, 2005.

   iii. 25 containers during the week of December 12, 2005.

   iv.  25 containers during the week of January 16, 2006.

   v.   25 containers during the week of February 13, 2006.

   vi.  25 containers during the week of March 13, 2006.




   vii. Shipments for the six months immediately following the foregoing shipments shall be allocated by the parties hereto, with a minimum of three hundred twenty four (324) total containers during the one-year period from October 2005 through September 2006.

All shipments shall be in conformity with the Green Coffee Association Contract Terms and Conditions except if varied by this Agreement, any Cross Atlantic purchase order or any letter of credit issued pursuant to any Cross Atlantic purchase order.

   B. Sale of Additional Coffee. Victoria has the option to increase the quantity per transaction after the 5th transaction set forth above subject to the approval of Cross Atlantic.

   C. Price and Terms of Payment. The price for the quantity to be purchased and sold as set forth above is fixed at the CSCE "C" contract future price minus a discount of 14 cents per pound FOB (Mombassa) for the first two years under this agreement. Cross Atlantic shall be surcharged for inland freight from Kampala to Mombassa in an amount to be agreed upon between Cross Atlantic and Victoria as specified in each purchase order. Payments shall be made by documentary letter of credit.

   D. Taxes. Victoria shall deliver all commodity shipments FOB (Mombassa) free of all taxes, liens and encumbrances.

   E. North American Joint Venture Value Added Coffee Distribution Program. The parties agree, in accordance with the government of Uganda's policy on exports, North American Joint Venture Value Added Coffee Distribution Program shall be explored in good faith and implemented by the parties on terms and conditions acceptable to both parties. The program shall commence no later than the second year of operation under this agreement unless otherwise mutually agreed. This program shall include commodities referred to above for distribution in North America.

   F. Exclusive Right to Purchase. Cross Atlantic shall have the exclusive right to purchase all of the coffee that Victoria has available to sell for distribution in North America according to the terms and conditions of this agreement. In the event that Cross Atlantic fails to make a credit enhancement available to Victoria by the conclusion of fourth shipment hereunder has been received and accepted by Cross Atlantic in accordance with CSCE "C" contract specifications, then and only in that event, Victoria shall, at its option, convert this agreement into a non-exclusive agreement.

   G. Title to Purchase Coffee. The transfer of title shall be FOB Mombassa. Title to the purchased coffee shall be free of any liens, security interest, encumbrances, or debts or obligations of Victoria or any other party. Victoria expressly warrants that the coffee contracted for shall conform to the purchase order approved and accepted by Victoria and approved by the appropriate regulatory department(s) of the country of Uganda.

   H. Warranty. Victoria expressly warrants that the coffee contracted for shall conform to the Cross Atlantic purchase orders approved and accepted by Victoria, any letters of credit issued pursuant thereto and approved by the appropriate regulatory department(s) of the country of Uganda.

   I. Claims. Cross Atlantic, upon receipt of actual knowledge of any claim as a result of the quality of coffee or commodities or any defect therein, shall exercise its best efforts and within a reasonable time make any claims in writing by certified mail (copy to be sent by facsimile), return receipt requested, addressed to Victoria at its address set forth herein and may be accompanied by a sample of the coffee alleged to be defective.

   J. Rights of Victoria Upon Cross Atlantic's Default. Cross Atlantic shall be in default of this agreement if Cross Atlantic shall fail to make any payment to Victoria when due under the terms of the purchase order. In the event that any uncured material default (nonpayment) has occurred for a period of 10 days and has not been cured, then Victoria may by 10 days written notice thereof to Cross Atlantic, terminate this agreement and exercise the right to claim loss through arbitration as provided in this Agreement, provided, however, that if Cross Atlantic cures such default within such 10 day period such notice of termination shall be void and Victoria shall have no claim for loss.

   K. Rights of Cross Atlantic Upon Victoria's Default. Victoria shall, without limitation, be in default of this Agreement if Victoria shall fail to make deliveries which are not in conformity with any purchase orders accepted pursuant to this agreement or letters of credit issued pursuant thereto, in which event Cross Atlantic may by 10 days written notice to Victoria, terminate this agreement and may exercise its right to claim damages through arbitration as provided in this Agreement.




   L. Arbitration. In the event there is any dispute or claim between the parties with relation to, arising out of or in connection with the terms and provisions of this agreement, the parties agree that the matter shall be resolved through final and binding arbitration and unless otherwise mutually agreed between the parties, the matter shall be submitted for arbitration before a tribunal of the American Arbitration Association, sitting in the City, County and State of New York, in accordance with the terms and provisions of the AR Coffee Association. The winner of any such arbitration shall be entitled to an award of legal fees. Any arbitration award may be confirmed by a court of competent jurisdiction in the City, County and State of New York. Each of the parties hereto agrees that service of process by certified mail shall be adequate service. Each of the parties hereto waive the defense of forum non conveniens in any such New York action.

   M. Applicable Law. This agreement shall be governed by the provisions of the laws of the State of New York, without regard to any conflict of laws provision.

   N. Notices. All notices required or permitted under this agreement shall be in writing and delivered or mailed, by certified mail, return receipt requested, and addressed as follows:

 If to Seller:    Victoria Coffee (U) Limited
                  Plot 6, 3rd Street Industrial Area
                  P.O. Box 25696
                  Kampala Uganda
                  Facsimile: 256 41-254377
                  Email: vicof@infocom.co.ug

If to Buyer:      Cross Atlantic Commodities, Inc.
                  245 Park Avenue, 39th Floor
                  New York, New York 10167
                  Facsimile: 1 212 792 4001
                  Email: me@crossac.com

   O. Force Majeure. If a party is in default because of that party's inability to perform or default has been caused by an event or events beyond the control and without the fault of that party, including (without limitation) acts of government, embargos, acts of God or a public enemy, strikes, labor disputes, civil riots or commotions, or the inability to procure necessary raw materials, supplies or equipment, and therefore any default or failure to perform due to the above cannot be the basis for termination of the agreement.

   P. Term of Agreement. The term of this agreement shall be for a period of 10 years unless otherwise terminated as set forth herein. It is anticipated that a minimum of 324 containers CSCE "C" contract coffee shall be delivered and purchased in accordance with purchase orders executed in accordance with the terms of this agreement for each of the first 2 years of the term of this agreement commencing upon its mutual execution; however, the coffee price for the 3rd and subsequent years shall be subject to negotiation based on price differentials in the market. The minimum amount of coffee to be delivered and purchased during years 3 through 10 shall be in quantities in excess of 324 containers CSCE "C" contract coffee per year. In addition, a specialty coffee program shall be implemented on terms and conditions negotiated in good faith and acceptable to both parties which shall commence subsequent to the second year of the term of this agreement unless otherwise mutually agreed upon by the parties. If any coffee or commodities required and/or delivered are not in conformity with the purchase order submitted pursuant to this agreement or any letter of credit issued pursuant thereto, then Cross Atlantic reserves the right to reject that shipment.

   Q. Entire Agreement. The terms and conditions to this agreement are specified herein and this agreement supercedes all prior communications, representations, or agreements between the parties, whether verbal or written. Any representation, promises or conditions in connection with or with respect to the subject matter of this agreement which are not incorporated herein are not binding upon either party.

   R. Modifications. No modifications, amendment, extension, renewal, rescission, termination, or waiver of any of the provisions contained herein, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon the either party unless in writing and signed by an officer on its behalf.

In witness whereof, the parties hereto have caused this agreement to be executed by their duly authorized officers as of the date first above written.


Cross Atlantic Commodities, Inc.      Victoria Coffees Company (U)
Limited

By:   /s/Michael Enemaerke            By:   /s/Paul Mugambwa-Sempa
      Michael Enemaerke                     Paul Mugambwa-Sempa

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